Exhibit 99.(r)(1)

Fiduciary Duties and Conduct

Code of Ethics (Rule 17j-1 Personal Securities Transactions)

The Fund is regulated as a closed end management investment company under the 1940 Act, as amended, and subject to Rule 17j-1 under the 1940 Act (“Rule 17j-1”). Rule 17j-1 makes it unlawful for any Affiliated Person (as defined below) of the Fund or its investment adviser, Ares Capital Management II LLC (the “Adviser”), in connection with the purchase or sale, directly or indirectly, by such Affiliated Person of any Security Held (as defined below) or to be acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

In accordance with Rule 17j-1, the Fund has adopted this Code of Ethics containing provisions it deems reasonably necessary to prevent those of its Affiliated Persons who are Access Persons (as defined below) from engaging in any of such prohibited acts.

In addition, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions. The Advisers have each adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 1940 Act. The provisions of the Adviser’s code of ethics may contain additional provisions relating to the obligations of Access Persons. Access Persons of the Adviser are subject to this Code of Ethics as well as the code of ethics of any adviser for which he or she is an Access Person.

Definitions

(A)            “Access Person” means any director, trustee, officer, general partner, member or Advisory Person of the Fund or the Adviser.

(B)            “Advisory Person of the Fund or the Adviser” means:

(i)            any director, trustee, officer, general partner, member or employee of the Fund or the Adviser (or of any Fund in a Control relationship to the Fund or the Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

(ii)            any natural person in a Control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

(C)            “Affiliated Person” of another person means:

(i)            any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(ii)            any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(iii)            any person directly or indirectly controlling, controlled by, or under common control with, such other person;

(iv)            any officer, director, trustee, partner, copartner, or employee of such other person;

(v)            if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

(vi)            if such other person is an unincorporated investment company not having a board of directors/trustees, the depositor thereof.

(D)            “Ares-Related Securities” means any Security issued by Ares Management Corporation (“Ares”) of any Fund (including closed-end funds) advised by, sub-advised by, or otherwise affiliated with Ares. A list of Ares-Related Securities is maintained on the Ares intranet.

(E)            “Beneficial Interest” means beneficial ownership determined pursuant to Rule 16a-1(a)(2) under the 1934 Act. This means that an Access Person should generally consider himself to have a Beneficial Interest in any Securities in which he has a direct or indirect pecuniary interest, which include Securities held by any Covered Family Member. In addition, an Access Person should consider himself to have a Beneficial Interest in any Securities held by other persons where, by reason of any contract, arrangement, understanding or relationship, such Access Person has sole or shared voting or investment power.

(F)            “Control” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person. Any such presumption may be rebutted by evidence in accordance with Section 2(a)(9) of the 1940 Act.

(G)            “Covered Account” means an account(s) maintained with any broker, dealer, bank or other financial institution that holds or may hold any Securities in which an Access Person and/or Covered Family Member has a Beneficial Interest.

(H)            “Covered Family Member” is i) an Access Person’s spouse or domestic partner; ii) minor children of the Access Person and the Access Person’s spouse or domestic partner; iii) immediate family member living in the same household; iv) any person whose financial affairs the Access Person controls; v) any person for whom the Access Person provides discretionary investment advice/decisions; vi) financially dependent upon the Access Person; or vii) any partnership, corporation, or other entity in which the Access Person a) exercises control or b) serves as a general partner, trustee, custodian, or in a similar capacity.

(I)            “Covered Security” means any Security, other than a Non-Reportable Security. .

(J)            “Designated Officer” means the person designated from time to time by the Fund to be its CCO in accordance with Rule 38a-1 under the 1940 Act; provided, that the Fund may from time to time designate another person to act on behalf of the Designated Officer during periods when the Designated Officer is absent or disabled, and during such periods the term “Designated Officer” shall mean such other officer.

(K)            “Disinterested Director/Trustee” means a director/trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(L)            “Employee of the Fund or the Adviser” means any employee of the Fund or the Adviser.

(M)            “Federal Securities Laws” means, in addition to the 1940 Act and the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, Title V of the Gramm-Leach-Bliley Act, all rules adopted by the Securities and Exchange Commission (the “SEC”) under the foregoing statutes, those provisions of the Bank Secrecy Act that apply to investment companies and investment advisers, and any rules adopted under such provisions by the SEC or the Department of the Treasury.

(N)            “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(O)            “Investment Personnel” means:

(i)            any employee of the Fund or the Advisers (or of any company in a Control relationship to the Fund or the Advisers), who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

(ii)            any natural person who Controls the Fund or the Adviser and obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund.

(P)            “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(Q)           “Non-Reportable Security” means:

(i)	direct obligations of the U.S. Government;
(ii)	bank certificates of deposit, bankers’ acceptances, commercial paper, and high-quality short-term debt instruments, such as repurchase agreements
(iii)	shares issued by open-end investment companies registered under the Investment Company Act of 1940, unit investment trusts or under a comparable regulatory regime, other than those that are advised by, sub-advised by, or otherwise affiliated with Ares;
(iv)	shares issued by money market funds;
(v)	currencies, digital currencies or commodities;
(vi)	investments in 529 college savings plans; or
(vii)	interests in Ares-sponsored private investment vehicles; these would be reportable except that Ares maintains the investor lists and transaction records for these investments (note: this does not include Ares-Related Securities)..

(Q)            “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(R)            “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, and includes, without limitation:

(i)	equity securities;

(ii)	shares of or interests in mutual funds, exchange-traded funds (ETFs) and unit investment trusts;

(iii)	derivative instruments or other structured products;

(iv)	securities issued in private placements;

(v)	debt/fixed income securities; and

(vi)	limited partnership and limited liability company interests.

(S)            “Security Held or to be Acquired by the Fund” means:

(i)            any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund, one of its subsidiaries or an entity for which the Fund acts as adviser; or (B) is being or has been considered by the Fund, one of its subsidiaries or the Advisers for purchase by the Fund, one of its subsidiaries or an entity for which the Fund acts as adviser; and

(ii)            any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i) above.

(T)            “Single-Name Security” is any Covered Security that provides equity or debt exposure to an individual publicly traded company. Single-Name Securities includes, but is not limited to:

(i)	Shares of individual companies (common, preferred, ADRs, GDRs, IDRs, etc.);

(ii)	Exchange traded funds (“ETFs”) and similar instruments that track Single-Name Securities;

(iii)	Corporate bonds;

(iv)	Convertible bonds;

(v)	Rights;

(vi)	Warrants;

(vii)	Bank debt;

(viii)	Business Development Company (“BDC”);

(ix)	Real Estate Investment Trust (“REIT”);

(x)	Special Purpose Acquisition Company (“SPAC”);

(xi)	Structured Products (e.g., CLOs, MBS, etc.);

(xii)	Initial Public Offerings; or

(xiii)	Any derivative in which the underlying/referenced security is a Single-Name Security.

(U)            “Third Party Account” means an account in which a Covered Security is held for the benefit of any individual or entity other than the Fund with respect to which an Access Person exercises investment discretion or provides investment advice.

Standards of Conduct

(A)            General Standards.

(1)            No Access Person may, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by the Fund:

i.)            engage, directly or indirectly, in any business investment in a manner detrimental to the Fund; or

ii.)            use confidential information gained by reason of his or her employment by or affiliation with the Fund in a manner detrimental to the Fund.

(2)            Before, or at the time that, an Access Person recommends or authorizes the purchase or sale of a Covered Security by the Fund, or becomes aware that the Fund is considering the purchase or sale of a Covered Security, he or she must promptly disclose to the Designated Officer:

i.)            any Beneficial Interest in such Covered Security that he or she, or a Covered Family Member, has or proposes to acquire;

ii.)            any interest he or she, or a Covered Family Member, has or proposes to acquire in any Third Party Account in which such Covered Security is held; and

iii.)            any interest in or relationship with the issuer of such Covered Security that he or she, or a Covered Family Member, has or proposes to acquire.

(3)            Each Access Person must conduct his or her personal securities transactions in a manner that is consistent with this Code of Ethics and that will avoid an abuse of his or her position of trust and responsibility within the Fund.

(4)            No Access Person may engage in any act, practice, or course of business that is in breach of the fiduciary duty of care, loyalty, honesty and good faith that he or she, and the Advisers, owe to the Fund.

(5)            No Access Person may, in connection with the purchase or sale, directly or indirectly, of any Security Held or to be Acquired by the Fund, engage in any act, practice or course of business in violation of the Federal Securities Laws.

(B)            Restrictions on Securities Trades.

Access Persons and Covered Family Members are prohibited from establishing new positions (long and short) in Single-Name Securities. This restriction is subject to the following exception: (1) Covered Family Member participation in an employee stock purchase plan, or receipt of equity incentive awards as part of a compensation package and the vesting of such award (e.g. RSUs).

(C)            Pre-Approval Procedures.

Access Persons (other than the Disinterested Directors/Trustees) must have written clearance before directly or indirectly acquiring beneficial ownership in any securities in aLimited Offering.

Access Persons of the Advisers are not required to obtain prior approval from the Designated Officer for any transaction if such approval was obtained pursuant to the Adviser’s or Sub-Adviser’s code of ethics, as applicable.

(C)            The following certification, reporting and record keeping procedures have been established in accordance with Rule 17j-1 and to assist the Fund in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Questions regarding these procedures should be directed to the Designated Officer.

(1)	Reports to be Completed by Access Persons

(1)            Except as set forth in Item (2) below, each Access Person of the Fund must submit the following reports by completing certifications through the compliance portal or as otherwise required by the Designated Officer, in all cases in such form as is specified by the Designated Officer and containing such information as is required by Rule 17j-1:

(a)            Initial Holdings Certification. No later than 10 calendar days after becoming an Access Person, the Access Person must complete an Initial Disclosure Certification with respect to Covered Accounts and Covered Securities holdings, including the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the date the person became an Access Person and the name of any broker dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person. The information reported in the certifications must be current as of a date not more than 45 days prior to the Access Person’s employment start date. Securities acquired in Limited Offerings and other holdings not commonly held in a brokerage account also must be included. An Access Person who fails to submit the certification within 10 calendar days of the date he or she became an Access Person will be prohibited from engaging in any personal securities transactions that require pre-approval under this Code of Ethics until such certifications are submitted and may be subject to other sanctions.

(b)            Quarterly Certification. Within 30 days of the end of each calendar quarter, each Access Person must complete a Quarterly Transaction Certification and a Quarterly Covered Account Certification with respect to Covered Securities transactions during the previous quarter and Covered Accounts, including the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the Covered Security at which the transaction was effected, and the name of the broker, dealer or bank with or through which the transaction was effected. Compliance may require additional certifications.

(c)            Annual Holdings Report. Within 30 days of the end of each calendar year, each Access Person must complete an Annual Certification with respect to holdings of Covered Securities, including the title, number of shares and principal amount of each Covered Security in which the Access person had any direct or indirect beneficial ownership and the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

(2)	Exceptions from Reporting Requirements

(a)	A person need not make a report under Item (A) with respect to a Covered Security held in, or transactions effected for, any account over which the Access Person has no direct or indirect influence or control.

(b)	A Disinterested Director/Trustee who would be required to make a report solely by reason of being a director/trustee of the Fund need not make:

(i)            an initial holding report pursuant to Item (A)(1)(a) or any annual holdings report pursuant to Item (A)(1)(c); and

(ii)            a quarterly transaction report pursuant to Item(A)(1)(b) unless he or she knew or, in the ordinary course of fulfilling his or her duties as a director/trustee, should have known that during the 15-day period immediately before or after the director’s/trustee’s transaction in a Covered Security, the Fund purchased or sold, or the Fund or the Advisers considered purchasing or selling, the Covered Security.

(c)            An Access Person who would otherwise be required to submit reports to the Fund under Item (A) will not be required to submit such reports where such Access Person is required to file reports pursuant to the Advisers’ codes of ethics.

(3)            Obligation to Report Violations. Every Access Person who becomes aware of a violation of this Code of Ethics must report it to the Designated Officer, who may report it to management personnel of the Fund as appropriate. The Designated Officer and any management personnel to whom a violation is reported shall promptly investigate the matter and take such disciplinary action as they consider appropriate under the circumstances. Any form of retaliation against a person who reports a violation is prohibited and constitutes a violation of this Code of Ethics. The Board must be notified, in a timely manner, of remedial action taken with respect to violations of the Code of Ethics.

(4)            Fund Reports. No less often than annually, the Fund and the Advisers must furnish to the Board, and the Board must consider, a written report that:

(a)            describes any issues arising under this Code of Ethics, the Adviser’s code of ethics or the related procedures since the last report to the Board, including, but not limited to, information about material violations of either code of ethics or related procedures and sanctions imposed in response to the material violations; and

(b)            certifies that the Fund and the Adviser have each adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

(5)            Records. The Fund shall maintain records with respect to this Code of Ethics in the manner and to the extent set forth below shall be available for examination by the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special, or other examination:

•	A copy of this Code of Ethics and any other code of ethics of the Fund that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

•	A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of all written acknowledgements as required by this Code of Ethics for each person who is, or within the past five years was, an Access Person;

•	A copy of each report submitted by an Access Person as required by the Rule or pursuant to this Code of Ethics shall be maintained for at least five years after the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

•	A record of all persons within the past five years who are or were required to make reports pursuant to paragraph (d) of Rule 17j-1 or this Code of Ethics, or who are or were responsible for reviewing those reports, shall be maintained in an easily accessible place;

•	A record of the approval by the Board, including a majority of the Disinterested Directors/Trustees of the Code of Ethics and any material changes to the Code of Ethics, including the certifications from the Fund and the Adviser that each has adopted procedures reasonably necessary to prevent Access Persons from violating the Fund’s or the Adviser’s code of ethics; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities ina Limited Offering shall be maintained for at least five years after the end of the fiscal year in which such acquisition is approved.

(6)            Confidentiality. All reports, duplicate account statements and other information filed or delivered to the Designated Officer or furnished to any other person pursuant to this Code of Ethics shall be treated as confidential and intended solely for internal use, but are subject to review as provided herein and by representatives of the SEC.

Acknowledgement of Receipt

Upon becoming an Access Person, whenever this Code of Ethics is amended and at least annually, each Access Person must certify to the Designated Officer receipt of this Code of Ethics and any amendments thereto and continued compliance with this Code of Ethics.